Exhibit 3.3

DIGITAL REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Digital Realty Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Article IV of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board of Directors”), by duly adopted resolutions, classified and designated an additional 2,000,000 authorized but unissued shares of preferred stock, par value $0.01 per share, of the Company (the “Shares”) as shares of 7.375% Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series H Preferred Stock”). The total number of shares of Series H Preferred Stock which the Company has authority to issue after giving effect to these Articles Supplementary is 15,800,000. There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary.

SECOND: A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption, and other terms and conditions of the Series H Preferred Stock is contained in the Articles Supplementary filed with, and accepted for record by, the Department on March 25, 2014, as corrected by the Certificate of Correction filed with, and accepted for record by, the Department on the date hereof.

THIRD: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Interim Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Secretary and attested to by its Senior Vice President, General Counsel and Assistant Secretary on April 4, 2014.

ATTEST	DIGITAL REALTY TRUST, INC.

/s/ Joshua A. Mills	By:	/s/ A. William Stein
Name: Joshua A. Mills		Name: A. William Stein
Title: Senior Vice President, General Counsel and Assistant Secretary		Title: Interim Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Secretary

[Signature Page to Articles Supplementary]